Exhibit 99.1

Q4 2025

Shareholder Letter

investors.block.xyz

To Our Shareholders

Today we shared a difficult decision with our team. We’re reducing Block by nearly half, from over 10,000 people to just under 6,000, which means that over 4,000 people are being asked to leave or entering into consultation. I want to use this letter to explain why I believe this is the right path for our company, and what Block looks like going forward.

2025 was a strong year for us. Gross profit growth more than doubled from the first quarter to the fourth quarter. We surpassed Rule of 40 in the fourth quarter, reignited Cash App network growth, and drove deeper engagement.[1] We scaled our lending products at strong returns, accelerated Square gross payment volume (GPV) growth, and had our strongest new volume added (NVA) year on record.[2] We shipped our first Proto bitcoin mining units and we increased share repurchases to return more capital to shareholders.

We believe this financial performance is just beginning to reflect the product development velocity improvements we drove this year, and we have conviction in achieving the financial targets we laid out at our recent Investor Day. We believe we can sustain Cash App’s strong gross profit growth and continue accelerating Square’s GPV over the next three years. We have already seen our strategies start to come to life in what we deliver to customers every day. So why are we changing how we operate going forward?

The core thesis is simple. Intelligence tools have changed what it means to build and run a company. We’re already seeing it internally. A significantly smaller team, using the tools we’re building, can do more and do it better. And intelligence tool capabilities are compounding faster every week.

I don’t think we’re early to this realization. I think most companies are late. Within the next year, I believe the majority of companies will reach the same conclusion and make similar structural changes. I’d rather get there honestly and on our own terms than be forced into it reactively.

And this isn’t just about efficiency. Block serves millions of customers. Sellers and consumers who are going to feel the economic effects of this same shift. Small businesses that rely on us to get paid, to manage their money, to access capital. Individuals navigating a financial landscape that’s changing fast. Our job is to help them through it. That’s not a new mission for us, but the urgency behind it is more pronounced, and the speed at which we need to deliver is accelerating.

So here’s how we’re going to operate from here.

Q4’25 Highlights[3]

Gross Profit

$2.87B

+24% YoY Growth

Cash App Gross Profit

$1.83B

+33% YoY Growth

Square Gross Profit

$993M

+7% YoY Growth

Operating Income

$485M

17% Margin[4]

Adjusted

Operating Income[5]

$588M

20% Margin

Diluted Net Income Per

Share (“EPS”)

$0.19

Adjusted Diluted EPS[6]

$0.65

1 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

2 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. New Volume Added (NVA) is the total gross payment volume (GPV) processed, or expected to be processed, by new sellers during their first 12 months on Square. While intended to represent incremental volume from new cohorts, it may also include GPV from existing sellers in cases such as new locations or event-based merchant tokens. For the purpose of this letter, figures exclude deactivated merchants.

3 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the fourth quarter and fiscal year ended December 31, 2025.

4 Margins are all calculated as a percent of gross profit.

5 Adjusted Operating Income is a non-GAAP measure of operating performance and the profitability of our business, fully burdened by share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

6 Adjusted Diluted EPS is a non-GAAP measure of profitability of our business. Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

1

First, intelligence will be at the core of how the entire company works. How we make decisions, how we build trust and manage risk, how we build products, and how we serve customers. We’re moving toward a model where our customers can build their own features directly on top of our capabilities. That changes the nature of what we are as a company, and it dramatically increases the value we can deliver per customer.

Second, extreme focus. There are four things we’re going to focus on building now as a company: customer capabilities, interfaces where we can compose and deliver those capabilities, proactive intelligence based on our deep customer understanding and real-time data, and an intelligence model to fully orchestrate the company’s operations. This allows us to best serve the master plan we laid out at investor day.

Third, speed. A company of our new size has no excuse for being slow. We will decide faster, ship faster, and learn faster. The structure we’re building is designed for that.

We believe Block will be significantly more valuable as a smaller, faster, intelligence-native company. Everything we do from here is in service of that.

2025 Highlights

Gross Profit

$10.36B

+17% YoY Growth

Cash App Gross Profit

$6.34B

+21% YoY Growth

Square Gross Profit

$3.94B

+9% YoY Growth

Operating Income

$1.71B

16% Margin

Adjusted

Operating Income

$2.08B

20% Margin

Diluted EPS

$2.10

Adjusted Diluted EPS

$2.37

2

Business Highlights

We accelerated the pace of innovation across Block.

In the fourth quarter, we shared major product updates across both Square and Cash App, highlighting how we’re helping sellers grow their businesses more efficiently and helping our customers better manage their finances. At Square Releases, we introduced new products and features for sellers to help manage orders through AI Voice Ordering, reduce costs through simplified vendor cost comparison, and reach new customers by enabling sellers to accept sales in bitcoin just like they would accept a card or tap to pay transaction. We also held our first Cash App Releases, where we launched Cash App Green, our expanded status program, introduced Moneybot, and showcased over 150 upgrades from the past year. We continued to deliver our shipments of Proto mining rigs and made meaningful progress on the development of our next-generation chip architecture.

We are increasingly delivering proactive intelligence as the primary interface of Square and Cash App.

We embedded Square AI directly in the Square Dashboard in the fourth quarter, giving sellers instant access to real-time insights on menus, staffing, and customer behavior, with clear recommendations they can act on in seconds. Ryan Hester, owner of Comfortably Chic, has used Square AI to surface customer insights and turn them into action, identifying when loyal customers shop during the week and using that data to launch cross-location marketing campaigns to help increase sales across his six stores.

In Cash App, Moneybot acts as a proactive intelligence tool that surfaces guidance before a customer even asks. In the fourth quarter, more than 70% of actives who used Moneybot in testing selected a proactive prompt about their finances to get started, and Cash App Green actives were 3x more likely to use Moneybot, showing its potential to add more and more value as users engage with Cash App more often.

We deepened engagement in Cash App, adding 1 million Primary Banking Actives (PBAs) in December, and accelerated year-over-year growth to 22%.7

Primary banking actives grew to 9.3 million in December, up from 8.3 million in September.8 These customers generate nearly 10x the gross profit per active compared to peer-to-peer only actives.9 We believe PBAs can drive inflows per active growth long term. As engagement deepens, we have seen customers use more of Cash App’s financial tools, with improved retention among recent cohorts and increased adoption of products like Cash App Card. In the fourth quarter, Cash App Card GPV year-over-year growth accelerated to its fastest pace since the third quarter of 2024.

Cash App Green is core to our focus on driving long-term engagement through deeper customer relationships. We built Cash App Green for the modern earner, a growing segment of the workforce that earns income from multiple dynamic sources including hourly wages, gig work, and freelancing.

7 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash App’s banking offerings or terms such as “primary banking actives” refer to products and services that are offered through Block’s Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners. A Primary Banking Active (PBA) is a Cash App account that receives inflows from ACH or certain original credit transactions relating to earned wages, excluding tax refunds and ACH transfers, or spent at least $500 per month across Cash App, including Cash App Card, Cash App Pay, Afterpay through Cash App, and ACH bill pay during a specified period.

8A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

9 Represents gross profit generated by PBAs plus any gross profit derived from other Cash App products used by those customers compared to customers that only use P2P and instant deposit features.

3

We expect modern earners to be the fastest-growing portion of the U.S. workforce, and we see an addressable market for Cash App Green of approximately 125 million people across independent earners, hourly workers, and working teens.10 We believe Cash App is a leader in this segment and that we offer the best tools for these customers to manage their financial lives.

We grew consumer lending origination volume 69% year over year in the fourth quarter while sustaining strong margins.11

Within consumer lending, Cash App Borrow origination volume grew 223% year over year in the fourth quarter as we continued to expand access and sustained healthy margins. Borrow is an important element of how modern earners address variability in income, and customers have cited maintaining flexibility until their next paycheck as a primary reason for taking out a Borrow loan. Our other lending solutions continued to resonate as well: Afterpay Post-Purchase continued its strong growth and, through December, is exceeding the early growth trajectory of Borrow.

Cash App Score, which we announced at Investor Day, is the proprietary foundation of our consumer lending underwriting infrastructure. It integrates millions of historical repayment outcomes with near real-time data across inflows, spending patterns, and engagement across our ecosystem. This foundation helps us serve a wide variety of use cases for our customers and lend across the socioeconomic spectrum. We estimate approximately 60% of Afterpay users have an annual household income above $70K and customer surveys indicate 20% of Borrow customers use Borrow to build or strengthen credit availability within Cash App.

We capped the year with the strongest NVA we’ve ever delivered and the strongest growth rate since the first quarter of 2021, with Square NVA growth accelerating in the fourth quarter to 29%.

In the fourth quarter, self-onboard NVA grew at the strongest rate since the second quarter of 2021 and continues to be a differentiated go-to-market motion for Square. Marketing-led self-onboarding has been strengthened by investments in AI-led search and discovery capabilities while retail-led self-onboarding experienced its strongest growth in over a year.

We grew sales-led NVA 62% in the fourth quarter, exceeding our 40% growth target. We continue to be focused on marginal return on investment (ROI) as we scale our field sales teams, and our investments have been successful. Recent wins in the U.S. include 7 Leaves, a 45-location specialty coffee and tea house who chose Square because our technology suite enables them to maintain their commitment to quality and service across their traditional cafes and 22 drive-through locations. Our field sales team also closed one of LA’s most celebrated restaurants Anajak Thai, a James Beard Award winner, due to Square Handheld, our seller-first support team, our growing restaurant software suite, and strong integrations with partners like OpenTable. We also closed our first field sales wins in Australia and the U.K. in the fourth quarter and have begun to accelerate our partner-led distribution motion. We now partner with 70 Independent Sales Organizations that we expect will enable Square to reach incremental sellers and complement our direct sales motion.

Food and Beverage was our strongest vertical in the fourth quarter. Food and Beverage GPV grew 16% year over year, with strong NVA growth and churn at one of the lowest levels observed since 2019. These results reflect the significant investments we made throughout 2025 across product and go-to-market efforts, with a deliberate focus on sellers in this vertical. We believe that what worked in Food and Beverage is repeatable, and we plan to take our go-to-market approach and product strategy deeper into other verticals in 2026 and beyond.

10 Estimates of total addressable market include 49M independent earners (excluding business owners only), 77M hourly workers (full-time, part-time, and independent earners who self-identified as being paid an hourly wage), and 22M teens (ages 13–17). Independent earner and hourly worker estimates are calculated by applying weighted survey incidence rates from the Earners Sizing Study (Cash App-commissioned survey, Q3 2024) to an estimated base of approximately 180 million U.S. online adults ages 18–64 with personal income. Independent earners and hourly workers overlap, and net totals reflect adjusted unique individuals on the basis of survey data. Teens estimates are derived from the American Community Survey (U.S. Census, 2023).

11 Consumer Lending origination volume includes origination from Cash App Borrow and BNPL products.

4

Financial Discussion

We exceeded Rule of 40 this quarter, with 24% year-over-year gross profit growth and 20% Adjusted Operating Income margin. In the fourth quarter, we also grew Adjusted Operating Income by 46% year over year and Adjusted Diluted EPS by 38% year over year as we continued to invest in our strategic priorities to help drive sustainable growth for the long term. Our fourth-quarter performance demonstrated our ability to increase product velocity, accelerate gross profit growth, and expand operating margins through disciplined cost management. Square delivered its strongest NVA growth performance since the first quarter of 2021, while Cash App monthly actives grew to 59 million. We added one million PBAs in Cash App and grew Commerce Enablement volume and Consumer Lending origination volume 17% and 69% year over year, respectively.12 We are raising our full-year guidance to reflect the strength we are seeing across our business. We are now expecting gross profit growth of 18% year over year for 2026 and Adjusted Operating Income of $3.20 billion or 26% margin.

Fourth Quarter 2025 Financial Highlights

Gross Profit

We outperformed our gross profit guidance, growing 24% year over year in the fourth quarter as we continued to launch new products and invest in go-to-market efforts across Square and Cash App to sustain strong growth at scale.

Profitability

We drove strong operating income and outperformed our Adjusted Operating Income guidance in the fourth quarter. Operating income was $485 million while Adjusted Operating Income grew to $588 million. Net income attributable to common stockholders was $116 million and Adjusted EBITDA was $930 million. GAAP diluted EPS was $0.19, while Adjusted Diluted EPS grew 38% to $0.65.

Square Gross Payment Volume (GPV)

In the fourth quarter, Square GPV grew 10% year over year (reported and constant currency), with U.S. GPV growing 7.0% year over year and International GPV growing 24% year over year (25% in constant currency). Through February 24, quarter-to-date Square GPV growth accelerated to over 12% year over year on a reported basis (11% in constant currency), with U.S. GPV growing over 7.5% year over year and international GPV growing over 34% year over year (26% in constant currency).

Cash App Monthly Actives

In the fourth quarter, Cash App monthly transacting actives grew to 59 million, while PBAs grew 22% year over year to 9.3 million in December, up from 8.3 million in September. We are continuing to invest in Cash App Green as a cornerstone of our engagement strategy.

Guidance

We are raising our guidance to reflect the strength we are seeing across our business. We now expect $12.20 billion in gross profit for 2026, reflecting growth of 18% year over year. We expect full year Adjusted Operating Income of $3.20 billion, or 26% margin, growing 54% year over year. We expect gross profit in the first quarter to grow 22% year over year to $2.80 billion and we expect Adjusted Operating Income of $600 million, reflecting Adjusted Operating Income margins of 21%.

12 Commerce Enablement volume includes GPV from Cash App Card, Cash App Pay, BNPL products, and Cash App Business.

5

Block Financial Metrics

	Q4’24	Q1’25		Q2’25	Q3’25	Q4’25

Revenue ($M)	6,033	5,772		6,054	6,115	6,252

Commerce Enablement	2,745	2,567		2,898	2,999	3,050

Financial Solutions	826	875		985	1,095	1,222

Bitcoin Ecosystem	2,462	2,330		2,172	2,021	1,980

Cost of Revenue ($M)	3,721	3,482		3,518	3,453	3,380

Commerce Enablement	1,273	1,152		1,354	1,434	1,413

Financial Solutions	78	78		83	89	91

Bitcoin Ecosystem	2,355	2,237		2,067	1,917	1,863

Amortization of acquired technology assets	16	15		14	14	14

Gross Profit ($M)[13]	2,311	2,290		2,537	2,662	2,872

YoY Growth	14%	9%		14%	18%	24%

Commerce Enablement[14]	1,456	1,400		1,530	1,552	1,623

YoY Growth	14%	9%		11%	11%	11%

Financial Solutions	748	797		902	1,006	1,132

YoY Growth	16%	16%		20%	34%	51%

Bitcoin Ecosystem	107	92		105	104	118

YoY Growth	6%	(19%	)	4%	8%	10%

As introduced at Investor Day, our revenue and related costs of revenue are now classified across three categories: Commerce Enablement, Financial Solutions, and Bitcoin Ecosystem. Commerce Enablement has been the largest contributor to gross profit, and year-over-year growth accelerated to 11%, led by strength in Cash App. Financial Solutions gross profit growth also accelerated to 51% year over year in the fourth quarter, driven by Cash App Consumer Lending. Bitcoin Ecosystem gross profit grew 10% year over year in the fourth quarter, driven by Proto shipments. Overall Block gross profit growth accelerated to 24% year over year in the fourth quarter, with 33% year-over-year growth in Cash App and 7% year-over-year growth in Square.

13 Quarterly gross profit by category may not sum to total gross profit due to rounding.

14 Commerce Enablement gross profit reflects the impact of amortization of acquired technology assets.

6

	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25

Gross Profit ($M)	2,311	2,290	2,537	2,662	2,872

YoY Growth	14%	9%	14%	18%	24%

Operating Income ($M)	13	329	484	409	485

Operating Income Margin (%) of gross profit	1%	14%	19%	15%	17%

Adjusted Operating Income ($M)	402	466	550	480	588
Adjusted Operating Income Margin (%) of gross profit	17%	20%	22%	18%	20%

Diluted EPS ($)	3.05	0.30	0.87	0.74	0.19

Adjusted Diluted EPS ($)	0.47	0.56	0.62	0.54	0.65

On a GAAP basis, we generated $485 million in operating income in the fourth quarter of 2025, compared to $13 million in the fourth quarter of 2024. Adjusted Operating Income grew 46% year over year, supported by disciplined execution and gross profit strength. On a GAAP basis, we delivered diluted EPS of $0.19.15 Adjusted Diluted EPS grew 38% year over year to $0.65.

15 Q4’25 diluted EPS reflects a negative $0.38 impact from a $234 million bitcoin remeasurement loss, compared to a positive $0.40 benefit from a $252 million bitcoin remeasurement gain in Q4’24.

7

Cash App

	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25

Cash App Gross Profit ($M)	1,376	1,380	1,501	1,624	1,831

YoY Growth	16%	10%	16%	24%	33%

Cash App Operating Metrics

Cash App Monthly Transacting Actives (M)	57	57	57	58	59

YoY Growth	2%	0%	0%	2%	3%

Cash App Primary Banking Actives (M)	7.6	8.3	8.0	8.3	9.3

YoY Growth	19%	17%	16%	18%	22%

Commerce Enablement Volume ($B)	46.7	46.7	48.3	49.7	54.7

YoY Growth	19%	14%	14%	17%	17%

Commerce Enablement Monetization Rate[16]	1.57%	1.52%	1.53%	1.56%	1.61%

Consumer Lending Origination Volume ($B)	10.9	9.7	11.9	13.6	18.5

YoY Growth	31%	32%	40%	51%	69%

Total Cash App Inflows ($B)[17]	71	77	77	79	83

YoY Growth	12%	8%	8%	12%	15%

Inflows Per Transacting Active ($)[18]	1,261	1,361	1,345	1,366	1,410

YoY Growth	10%	8%	8%	10%	12%

Financial Solutions Gross Profit per Active ($)[19]	9	10	11	13	15

YoY Growth	16%	15%	21%	36%	57%

Cash App gross profit increased 33% year over year, driven by growth across Cash App Borrow, BNPL products, and Cash App Card. Cash App Monthly Transacting Actives grew to 59 million as we continued to focus on driving network virality through go-to-market investments and P2P product enhancements. Commerce Enablement volume grew 17% year over year to $54.7 billion, driven by strength in Cash App Card. Commerce monetization rate increased by 4 basis points year over year, driven by increased Afterpay Post-Purchase product attach rate. Financial Solutions Gross Profit per Active grew 57% year over year, driven by strength in Cash App Borrow, while Primary Banking Actives grew 22% year over year as we executed on our engagement strategies. Inflows per transacting active growth accelerated to 12% year over year in the fourth quarter, driven in part by more customers bringing their paychecks into Cash App.

16 Cash App Commerce Enablement Monetization Rate is calculated by dividing Cash App Commerce Enablement gross profit by Cash App Commerce Enablement volume.

17 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

18 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

19 Financial Solutions Gross Profit per Monthly Active is calculated based on Cash App Financial Solutions gross profit in a given quarter divided by overall monthly transacting actives for the last month of the quarter. Cash App Financial Solutions gross profit includes gross profit from ATM, Borrow, Brokerage, Cash App Business, Instant Deposit, Instant Pay, Interest Income, Paper Money Deposits, and Pools.

8

Cash App Consumer Lending origination volume grew 69% year over year to $18.5 billion. We continued to observe what we believe are industry-leading returns on capital as we scaled Consumer Lending to new customer cohorts, including scaling Borrow to newly eligible Cash App Green customers. Even with the meaningful growth in new customer cohorts, which have higher initial risk loss profiles, Borrow loss rates remained in line with historical levels as we continued to scale at attractive unit economics.

Square

	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25

Square Gross Profit ($M)	924	898	1,027	1,018	993

YoY Growth	12%	9%	11%	9%	7%

Total Square GPV ($M)	58,898	54,101	64,248	67,151	64,960

YoY Growth	10%	7.2%	10%	12%	10%

Constant Currency (“CC”) GPV YoY Growth	9.8%	8.2%	9.9%	12%	10%

Square U.S. GPV

YoY Growth	6.9%	5.6%	7.0%	8.9%	7.0%

% of Total Square GPV	81%	82%	81%	79%	78%

Square International GPV

YoY Growth	25%	15%	25%	26%	24%

CC GPV YoY Growth	24%	21%	24%	25%	25%

% of Total Square GPV	19%	18%	19%	21%	22%

Commerce Enablement (excluding Hardware) Monetization Rate[20]	1.25%	1.30%	1.27%	1.20%	1.18%

Financial Solutions Monetization Rate[21]	0.36%	0.41%	0.38%	0.38%	0.41%

Square GPV grew 10% year over year in the fourth quarter to $65.0 billion. GPV from food and beverage sellers was up 16% year over year, while GPV from retail sellers and services sellers grew 9% and 5% year over year, respectively, in the fourth quarter. Our mid-market seller segment (>$500K in annualized GPV) was our fastest-growing segment in the fourth quarter. Through February 24, quarter-to-date GPV growth has accelerated to over 12% as prior-year NVA growth is beginning to contribute more meaningfully to GPV growth.

Square gross profit grew 7.5% year over year in the fourth quarter, driven primarily by Financial Solutions, most notably Square Loans. Excluding hardware, which includes one-time customer acquisition costs, Square gross profit grew 9% year over year. We continue to expect Square gross profit to grow in line with GPV growth in the second half of the year after we fully lap the impacts of the operational processing change we made last year and the network remediation payment we received in the second quarter of 2025. In October, we introduced three simplified software and processing price options designed to increase software attach rates for sellers, and early results are encouraging, with software attach rates nearly doubling among new sellers adopting these options as of December.

20 Square Commerce Enablement (excluding Hardware) Monetization Rate is calculated by dividing Square Commerce Enablement gross profit excluding hardware by total Square GPV. Square Commerce Enablement Gross Profit is primarily composed of Square Payments and Software.

21 Square Financial Solutions Monetization Rate is calculated by dividing Square Financial Solutions gross profit by total Square GPV. Square Financial Solutions Gross Profit is primarily composed of Square Loans, Instant Deposit, and Square Card.

9

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25

Operating Expenses ($M)	2,298	1,960	2,052	2,252	2,387

Restructuring Share-Based Compensation	1	11	0	2	-

Amortization of Customer and Other Acquired Intangible Assets	35	34	34	34	34

Acquisition-Related and Integration Costs	1	0	1	0	0

Contingencies, Restructuring and Other Charges	203	78	16	21	54

Goodwill and Intangible Asset Impairment	134	-	-	-	-

Non-GAAP Operating Expenses ($M)	1,925	1,838	2,001	2,195	2,298

In the fourth quarter, product development expenses decreased 8% year over year on a GAAP basis as we reduced our software and cloud costs. Sales and marketing expenses grew 19% year over year on a GAAP basis, driven by an increase in go-to-market investments to support the growth of our business. Within sales and marketing expenses, Cash App and Square sales and marketing expenses were up 28% and 6% year over year, respectively. General and administrative expenses were down 30% year over year on a GAAP basis, and up 2% year over year on a non-GAAP basis as we focused on cost discipline. Transaction, loan, and consumer receivable losses increased 108% year over year on a GAAP basis, driven primarily by growth in loan volumes, particularly from Cash App Borrow, which grew origination volume 223% year over year.

10

Key Profitability Measures and EPS ($M, except per share figures)

	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25

Operating Income	13	329	484	409	485

Adjusted Operating Income	402	466	550	480	588

Net Income[22]	1,946	190	538	462	116

Adjusted Net Income	302	355	385	337	402

Adjusted EBITDA	757	813	891	833	930

Weighted-average shares used to compute Diluted EPS	639	635	619	622	614

Weighted-average shares used to compute Adjusted Diluted EPS	639	635	619	622	616

Diluted EPS ($)	3.05	0.30	0.87	0.74	0.19

Adjusted Diluted EPS ($)	0.47	0.56	0.62	0.54	0.65

22 Q4’25 net income reflected a $234 million negative impact from bitcoin remeasurement loss, compared to a $252 million benefit from bitcoin remeasurement gain and $1.9 billion one-time benefits from income taxes in fiscal 2024 related to both the releases of the Company’s valuation allowance associated with certain federal and state deferred tax assets as well as the recognition of deferred tax assets as part of internal legal entity restructuring efforts to net income in Q4’24.

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Non-GAAP Cash Flow ($M)

	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25	TRAILING 12 MONTHS[23]

Net cash provided by operating activities	14	133	374	1,451	621	2,580

Less: Purchase of property and equipment	(27)	(32)	(31)	(51)	(41)	(155)

Free Cash Flow	(13)	101	343	1,400	580	2,425

Reversal of:

Changes in settlements receivable	(370)	88	170	33	196	487

Changes in customers payable	534	(165)	(151)	3	(61)	(374)

Changes in settlements payable	-	0	-	-	-	0

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(0)	(0)	(3)

Consumer receivables and loans cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(9,121)	(6,899)	(7,740)	(7,915)	(9,592)	(32,145)

Proceeds from principal repayments and sales of consumer receivables	8,780	7,602	7,892	8,227	9,213	32,934

Purchases and originations of loans originally classified as held for investment	-	-	(1,164)	(6,480)	(9,986)	(17,630)

Proceeds from repayments of loans originally classified as held for investment	-	-	457	5,172	8,451	14,081

Warehouse facilities cash flows included within financing activities in the GAAP statements of cash flows:

Proceeds from warehouse facilities borrowings	849	223	213	13	857	1,305

Repayments of warehouse facilities borrowings	(276)	(1,091)	(151)	(215)	-	(1,457)

Non-GAAP Cash Flow	383	(141)	(131)	239	(342)	(376)

YoY Change	543%	-122%	-128%	-52%	-189%	-119%

Net cash provided by (used in) investing activities	(323)	915	(486)	(1,101)	(2,130)	(2,802)

Net cash provided by (used in) financing activities	708	(1,212)	(908)	1,467	40	(613)

In the fourth quarter of 2025, we continued to prudently invest in our lending products, including growing Cash App Borrow given the strong unit economics and returns we have seen. Within our non-GAAP cash flow, we have deployed $3.0 billion in capital to grow our lending products over the last 12 months. We also remain focused on returning capital to shareholders. In November 2025, our board of directors authorized an increase to our share repurchase program of up to an additional $5 billion of our Class A common stock, and in the fourth quarter we repurchased 11.9 million shares of our Class A common stock for an aggregate amount of $790 million. As of December 31, 2025, we had $5.3 billion in remaining authorization for repurchases.

23 Quarterly figures presented may not sum precisely due to rounding.

12

We ended the quarter with $9.2 billion of total liquidity, with $8.4 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility and $324 million available to be withdrawn under our warehouse funding facilities.

13

Guidance

2026 Outlook24

2026

Gross Profit	$12.20B

YoY Growth	18%

Adjusted Operating Income	$3.20B

% Margin	26%

Rule of X	44%

Adjusted Diluted EPS	$3.66

YoY Growth	54%

We’re executing well on our growth strategies across the business. At Investor Day we shared our preliminary view of gross profit for 2026, which called for 17% year-over-year gross profit growth. We now expect to deliver gross profit growth of 18% year over year in 2026, to $12.20 billion. We are focused on sustaining momentum and we plan to continue to invest in significant long term growth initiatives across our agentic AI infrastructure, proactive intelligence products, high ROI go to market expansion, Neighborhoods, and high return on capital lending products.

For the first quarter we expect gross profit growth of 22% year over year to $2.80 billion. Across the first quarter and full year, we continue to take a prudent approach to our gross profit outlook.

As Jack shared in his letter, we are making a significant change to our organizational structure today, reducing our workforce by over 40%. We are choosing to shift how we operate at a time when our business is accelerating and we see an opportunity to move faster with smaller, highly talented teams using AI to automate more work.

These decisions are always difficult and we don’t take them lightly, but rather than acting tentatively over the coming months and years, we’re acting decisively now to position Block for our next phase of long term growth.

Our number one priority is product velocity. We are in a moment where AI is transforming how software products are built and changing the way we deliver value to our customers. As early builders of agentic AI tools, we’re choosing to evolve how our company operates to focus on leaner, AI-native teams that we believe are better aligned to take advantage of this shift. We believe this decision will strengthen innovation within the company and further improve our operating leverage over time.

Sustaining strong gross profit growth remains the clearest path to delivering long term value for our shareholders. We expect to invest meaningfully across numerous growth initiatives while expanding profitability. For 2026, we expect to deliver Adjusted Operating Income growth of 54% year over year to $3.20 billion. We expect to deliver Adjusted Diluted EPS growth of 54% year over year in 2026 to $3.66.

24 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) and Adjusted Diluted EPS, or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

14

In the first quarter we expect to deliver year over year Adjusted Operating Income growth of 29%, to $600 million, or 21% margins. We also expect to deliver year over year Adjusted Diluted EPS growth of 20%, to $0.67. We expect the organizational changes we announced today to begin to more meaningfully impact Adjusted Operating Income in the second quarter, with the full impact of our new cost structure improving profitability in the second half of the year.

Q1 2026 Outlook25

Q1 2026

Gross Profit	$2.80B

YoY Growth	22%

Adjusted Operating Income	$600M

% Margin	21%

Rule of X	44%

Adjusted Diluted EPS	$0.67

YoY Growth	20%

25 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) and Adjusted Diluted EPS, or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

15

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, February 26, 2026, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the first quarter of 2026 on May 7, 2026, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

Jack Dorsey	Amrita Ahuja

16

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV and statements that the Company’s performance will accelerate; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches and functionalities, including expectations regarding the growth of Cash App Borrow and Afterpay Post-Purchase; the expected benefits of AI tools to our employees, to our customers, to the pace of our innovation and to our overall business, the expected benefits of our products to our customers and the impact of our products on our business; our expectations related to our recently announced workforce reduction and anticipated costs, impact, risks and benefits of such action; and the Company’s ability and timing to integrate artificial intelligence and cryptocurrency features into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations, or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; risks related to our recently announced workforce reduction and related reorganization, including the potential for increased reliance on proactive intelligence and artificial intelligence tools; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for commerce and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; risks related to disruptions in or negative perceptions of the cryptocurrency market; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully develop and integrate artificial intelligence, including generative AI, into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs;

as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2026 reflects assumptions the Company believes are reasonable as of the date of this filing, and actual results may vary based on changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

Key Operating Metrics And Non-GAAP

Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Free Cash Flow, Non-GAAP Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL products.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), and Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the discrete benefits from the release of valuation allowances on our deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating Adjusted Diluted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate Adjusted Diluted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies,

17

restructuring, and other charges; interest income and expense; remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss), Adjusted EPS, and Adjusted Diluted EPS we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Non-GAAP Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; purchases and originations of loans originally classified as held for investment; proceeds from repayments of loans originally classified as held for investment; proceeds from warehouse facilities borrowings; repayments of warehouse facilities borrowings; and sales, and principal payments, and forgiveness of PPP loans. We present Non-GAAP Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Non-GAAP Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization of customer and other acquired intangible assets; acquisition-related and integration costs; contingencies, restructuring, and other charges; and goodwill and intangible asset impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin,

Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

18

Consolidated Statements of Operations

Audited

In thousands, except per share data

	TWELVE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2023

Revenue:

Commerce enablement revenue	$11,514,162	$10,512,453	$9,530,040

Financial solutions revenue	4,176,734	3,250,817	2,717,261

Bitcoin ecosystem revenue	8,502,787	10,357,783	9,668,322

Total net revenue	24,193,683	24,121,053	21,915,623

Cost of revenue:

Commerce enablement costs	5,353,254	4,913,124	4,692,094

Financial solutions costs	339,878	311,209	292,017

Bitcoin ecosystem costs	8,083,772	9,939,320	9,353,797

Amortization of acquired technology assets	56,850	68,364	72,829

Total cost of revenue	13,833,754	15,232,017	14,410,737

Gross profit	10,359,929	8,889,036	7,504,886

Operating expenses:

Product development	2,907,889	2,914,415	2,720,819

Sales and marketing	2,273,072	1,984,265	2,019,009

General and administrative	1,997,587	2,149,099	2,209,190

Transaction, loan, and consumer receivable losses	1,337,246	794,221	660,663

Amortization of customer and other acquired intangible assets	135,729	154,709	174,044

Total operating expenses	8,651,523	7,996,709	7,783,725

Operating income (loss)	1,708,406	892,327	(278,839)

Interest expense (income), net	129,363	9,302	(47,221)

Remeasurement loss (gain) on bitcoin investment	55,900	(420,918)	(207,084)

Other expense (income), net	(166,768)	(53,211)	4,609

Income (loss) before income tax	1,689,911	1,357,154	(29,143)

Provision for (benefit from) income taxes (i)	385,701	(1,509,343)	(8,019)

Net income (loss)	1,304,210	2,866,497	(21,124)

Less: Net loss attributable to noncontrolling interests	(1,426)	(30,550)	(30,896)

Net income attributable to common stockholders	$1,305,636	$2,897,047	$9,772

Net income per share attributable to common stockholders:

Basic	$2.13	$4.70	$0.02

Diluted	$2.10	$4.56	$0.02

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	612,243	616,993	608,856

Diluted	622,838	636,390	614,024

(i) Includes benefits from income taxes of $1.9 billion in fiscal 2024 related to both the release of the Company’s valuation allowance associated with certain federal and state deferred tax assets as well as the recognition of deferred tax assets as part of internal legal entity restructuring efforts.

19

Consolidated Balance Sheets

Audited

In thousands, except per share data

	Dec. 31, 2025	Dec. 31, 2024

Assets

Current assets:

Cash and cash equivalents	$6,564,092	$8,075,247

Investments in short-term debt securities	517,777	403,426

Settlements receivable	1,359,983	1,060,966

Customer funds	4,771,824	4,182,872

Consumer receivables, net	2,670,322	2,504,879

Loans held for investment, net	3,382,957	365,062

Other current assets	3,589,925	3,287,749

Total current assets	22,856,880	19,880,201

Property and equipment, net	323,375	314,432

Goodwill	11,849,018	11,417,422

Acquired intangible assets, net	1,281,670	1,433,067

Investments in long-term debt securities	188,887	471,977

Bitcoin investment	777,515	792,282

Operating lease right-of-use assets	214,929	219,954

Deferred tax assets	1,302,776	1,800,994

Other non-current assets	754,837	447,266

Total assets	$39,549,887	$36,777,595

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$6,805,366	$5,837,152

Accrued expenses and other current liabilities	1,538,893	1,525,149

Current portion of long-term debt	1,573,259	999,497

Warehouse funding facilities, current	466,942	185,000

Total current liabilities	10,384,460	8,546,798

Deferred tax liabilities	1,173	162,435

Warehouse funding facilities, non-current	897,941	1,296,680

Long-term debt	5,715,759	5,105,939

Operating lease liabilities, non-current	257,126	278,617

Other non-current liabilities	123,546	152,164

Total liabilities	17,380,005	15,542,633

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at December 31, 2025 and December 31, 2024. None issued and outstanding at December 31, 2025 and December 31, 2024.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at December 31, 2025 and December 31, 2024; 542,085 and 559,606 issued and outstanding at December 31, 2025 and December 31, 2024, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at December 31, 2025 and December 31, 2024; 59,993 and 60,070 issued and outstanding at December 31, 2025 and December 31, 2024, respectively.	—	—

Additional paid-in capital	18,895,405	19,900,379

Accumulated other comprehensive loss	(365,381)	(1,001,065)

Retained earnings	3,674,254	2,368,618

Total stockholders’ equity attributable to common stockholders	22,204,278	21,267,932

Noncontrolling interests	(34,396)	(32,970)

Total stockholders’ equity	22,169,882	21,234,962

Total liabilities and stockholders’ equity	$39,549,887	$36,777,595

20

Consolidated Statements of Cash Flows

Audited

In thousands

	TWELVE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2023

Cash flows from operating activities:
Net income (loss)	$1,304,210	$2,866,497	$(21,124)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	369,529	376,127	408,560
Amortization of discounts and premiums and other non-cash adjustments	(1,137,906)	(1,099,024)	(984,442)
Non-cash lease expense	56,687	72,055	144,198
Share-based compensation	1,215,480	1,272,779	1,276,097
Loss (gain) on revaluation of equity investments	(172,256)	(32,245)	16,523
Remeasurement loss (gain) on bitcoin investment	55,900	(420,918)	(207,084)
Transaction, loan, and consumer receivable losses	1,337,246	794,221	660,663
Change in deferred income taxes	335,038	(1,665,812)	(85,879)
Goodwill and intangible asset impairment	—	133,853	132,313
Purchases and originations of loans originally classified as held for sale	(14,191,399)	(15,210,746)	(8,586,293)
Proceeds from repayments of loans originally classified as held for sale	14,248,689	14,413,277	8,032,687
Changes in operating assets and liabilities:
Settlements receivable	(487,316)	1,947,849	(1,108,529)
Customers payable	373,925	(1,853,872)	1,256,578
Settlements payable	(330)	(8,139)	(454,036)
Prepaid expenses	(159,364)	(28,573)	40,492
Other assets and liabilities	(568,419)	150,021	(419,763)

Net cash provided by operating activities	2,579,714	1,707,350	100,961

Cash flows from investing activities:
Purchases of marketable debt securities	(700,777)	(1,197,804)	(1,126,615)
Proceeds from maturities of marketable debt securities	468,980	1,005,580	1,387,830
Proceeds from sale of marketable debt securities	409,387	446,076	339,095
Payments for originations of consumer receivables	(32,145,232)	(29,318,390)	(23,968,787)
Proceeds from principal repayments and sales of consumer receivables	32,934,204	29,922,371	24,241,651
Purchases and originations of loans originally classified as held for investment	(17,629,689)	—	—
Proceeds from repayments of loans originally classified as held for investment	14,080,787	—	—
Purchases of property and equipment	(155,038)	(153,947)	(151,151)
Purchases of other investments	(64,554)	(53,934)	(38,822)

Net cash provided by (used in) investing activities	(2,801,932)	649,952	683,201

21

Consolidated Statements of Cash Flows, Continued

Audited

In thousands

	TWELVE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2023

Cash flows from financing activities:

Proceeds from issuance of senior notes	2,200,000	2,000,000	—

Payments of debt issuance costs from issuance of senior notes	(28,346)	(26,619)	—

Payments to redeem convertible notes	(1,000,624)	—	(461,761)

Proceeds from warehouse facilities borrowings	1,305,288	1,255,745	1,387,662

Repayments of warehouse facilities borrowings	(1,456,869)	(1,329,729)	(1,118,083)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	88,943	154,779	130,433

Net increase in interest-bearing deposits	55,548	74,856	25,135

Repurchases of common stock	(2,330,661)	(1,170,339)	(156,812)

Other financing activities	(35,330)	(18,473)	(36,817)

Change in customer funds, restricted from use in the Company’s operations	588,952	1,012,442	(9,894)

Net cash provided by (used in) financing activities	(613,099)	1,952,662	(240,137)

Effect of foreign exchange rate on cash and cash equivalents	86,081	(88,539)	29,156

Net increase (decrease) in cash, cash equivalents, restricted cash, and customer funds	(749,236)	4,221,425	573,181

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	13,230,512	9,009,087	8,435,906

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$12,481,276	$13,230,512	$9,009,087

22

Reportable Segment Disclosures

Information on the reportable segments revenue and segment gross profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations:

	THREE MONTHS ENDED				TWELVE MONTHS ENDED

		Dec. 31, 2025				Dec. 31, 2025
	(UNAUDITED)				(AUDITED)

(in thousands)	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Commerce enablement revenue	$1,096,137	$1,905,311	$48,384	$3,049,832	$3,912,171	$7,425,962	$176,029	$11,514,162

Financial solutions revenue	949,082	273,163	—	1,222,245	3,165,594	1,011,140	—	4,176,734

Bitcoin ecosystem revenue	1,856,380	14,157	109,864	1,980,401	8,347,278	14,809	140,700	8,502,787

Segment revenue	$3,901,599	$2,192,631	$158,248	$6,252,478	$15,425,043	$8,451,911	$316,729	$24,193,683

Less: Cost of revenue	2,070,459	1,199,960	109,833	3,380,252	9,089,500	4,516,870	227,384	13,833,754

Segment gross profit	$1,831,140	$992,671	$48,415	$2,872,226	$6,335,543	$3,935,041	$89,345	$10,359,929

	THREE MONTHS ENDED				TWELVE MONTHS ENDED

		Dec. 31, 2024				Dec. 31, 2024
	(UNAUDITED)				(AUDITED)

(in thousands)	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Commerce enablement revenue	$948,985	$1,750,891	$44,759	$2,744,635	$3,482,648	$6,840,133	$189,672	$10,512,453

Financial solutions revenue	606,652	219,501	—	826,153	2,409,294	841,523	—	3,250,817

Bitcoin ecosystem revenue	2,460,939	—	834	2,461,773	10,355,938	—	1,845	10,357,783

Segment revenue	$4,016,576	$1,970,392	$45,593	$6,032,561	$16,247,880	$7,681,656	$191,517	$24,121,053

Less: Cost of revenue	2,640,979	1,046,692	33,492	3,721,163	11,008,869	4,082,744	140,404	15,232,017

Segment gross profit	$1,375,597	$923,700	$12,101	$2,311,398	$5,239,011	$3,598,912	$51,113	$8,889,036

23

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED

Cash App (i) (in millions)	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Revenue:	(UNAUDITED)

Commerce enablement revenue	$1,096	$949	$900	$940	$976

Financial solutions revenue	949	607	649	733	834

Bitcoin ecosystem revenue	1,856	2,461	2,329	2,171	1,990

Segment revenue	$3,902	$4,017	$3,879	$3,845	$3,800

Cost of revenue:

Commerce enablement costs	$201	$200	$176	$190	$185

Financial solutions costs	84	73	73	78	83

Bitcoin ecosystem costs	1,773	2,354	2,237	2,064	1,895

Amortization of acquired technology	13	14	13	13	13

Segment cost of revenue	2,070	2,641	2,499	2,344	2,176

Segment gross profit	$1,831	$1,376	$1,380	$1,501	$1,624

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

Cash App (i) (in millions)	Dec. 31, 2024	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Revenue:	(UNAUDITED)

Commerce enablement revenue	$949	$820	$832	$853	$848

Financial solutions revenue	607	519	566	617	620

Bitcoin ecosystem revenue	2,461	2,571	2,775	2,659	2,462

Segment revenue	$4,017	$3,910	$4,173	$4,129	$3,930

Cost of revenue:

Commerce enablement costs	$200	$177	$175	$181	$169

Financial solutions costs	73	66	66	78	75

Bitcoin ecosystem costs	2,354	2,470	2,660	2,557	2,366

Amortization of acquired technology	14	14	14	14	14

Segment cost of revenue	2,641	2,727	2,914	2,830	2,624

Segment gross profit	$1,376	$1,184	$1,259	$1,299	$1,306

(i) Figures presented may not sum precisely due to rounding.

24

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED

Square (i) (in millions)	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Revenue:			(UNAUDITED)

Commerce enablement revenue	$1,905	$1,751	$1,627	$1,915	$1,979

Financial solutions revenue	273	220	226	251	261

Bitcoin ecosystem revenue	14	—	—	—	1

Segment revenue	$2,193	$1,970	$1,852	$2,166	$2,241

Cost of revenue:

Commerce enablement costs	$1,178	$1,040	$947	$1,133	$1,216

Financial solutions costs	6	5	5	5	6

Bitcoin ecosystem costs	14	—	—	—	1

Amortization of acquired technology	1	2	2	2	1

Segment cost of revenue	1,200	1,047	954	1,139	1,223

Segment gross profit	$993	$924	$898	$1,027	$1,018

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

Square (i) (in millions)	Dec. 31, 2024	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Revenue:			(UNAUDITED)

Commerce enablement revenue	$1,751	$1,619	$1,535	$1,764	$1,790

Financial solutions revenue	220	194	195	215	212

Bitcoin ecosystem revenue	—	—	—	—	—

Segment revenue	$1,970	$1,813	$1,730	$1,979	$2,002

Cost of revenue:

Commerce enablement costs	$1,040	$979	$903	$1,050	$1,063

Financial solutions costs	5	3	4	4	5

Bitcoin ecosystem costs	—	—	—	—	—

Amortization of acquired technology	2	3	3	2	1

Segment cost of revenue	1,047	985	910	1,057	1,069

Segment gross profit	$924	$828	$820	$923	$932

(i) Figures presented may not sum precisely due to rounding.

25

Operating Segment Disclosures

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes

In thousands

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	(UNAUDITED)		(AUDITED)
	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024

Total segment gross profit	$2,823,811	$2,299,297	$10,270,584	$8,837,923

Add: Corporate and other gross profit	48,415	12,101	89,345	51,113

Less: Product development	710,667	769,695	2,907,889	2,914,415

Less: Sales and marketing	619,548	521,063	2,273,072	1,984,265

Less: General and administrative	512,579	728,416	1,997,587	2,149,099

Less: Transaction, loan, and consumer receivable losses	510,012	244,618	1,337,246	794,221

Less: Amortization of customer and other intangible assets	34,049	34,593	135,729	154,709

Less: Interest expense, net	53,781	16,107	129,363	9,302

Less: Remeasurement loss (gain) on bitcoin investment	234,302	(252,342)	55,900	(420,918)

Less: Other income, net	(4,665)	(28,546)	(166,768)	(53,211)

Income before applicable income taxes	$201,953	$277,794	$1,689,911	$1,357,154

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024

Gross Payment Volume (GPV) (in millions)	$66,936	$61,954	$259,631	$240,812

Adjusted Operating Income (in thousands)	$587,789	$401,890	$2,083,813	$1,608,790

Adjusted EBITDA (in thousands)	$929,690	$757,009	$3,466,568	$3,029,031

Adjusted Net Income Per Share: (i)

Basic	$0.66	$0.49	$2.41	$2.01

Diluted	$0.65	$0.47	$2.37	$1.95

(i) Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include share-based compensation. Prior period amounts have been recast to reflect the updated presentation.

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

(in millions)	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024

Square GPV	$64,960	$58,898	$250,461	$227,607

Cash App GPV	1,976	3,056	9,170	13,205

Total GPV	$66,936	$61,954	$259,631	$240,812

26

Select Operating Metrics and Non-GAAP Financial Measures, Continued

Unaudited

	THREE MONTHS ENDED

(in millions)	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Square gross profit	$993	$924	$898	$1,027	$1,018

Less: Hardware contribution to Square gross profit	(43)	(24)	(24)	(34)	(41)

Square gross profit excluding Hardware (i)	$1,035	$948	$922	$1,061	$1,059

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Square commerce enablement gross profit	$726	$710	$678	$781	$762

Less: Hardware contribution to Square commerce enablement gross profit	(43)	(24)	(24)	(34)	(41)

Square commerce enablement gross profit excluding Hardware (i) (ii)	$769	$734	$702	$814	$803

(i) Figures presented may not sum precisely due to rounding.

(ii) Square commerce enablement gross profit reflects the impact of amortization of acquired technology assets.

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

(in millions)	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024

Cash App sales and marketing expense	$396	$310	$1,367	$1,213

Square sales and marketing expense	218	205	884	749

Corporate and other sales and marketing expense	6	6	22	23

Total sales and marketing expense (i)	$620	$521	$2,273	$1,984

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Dec. 31, 2025	Dec. 31, 2024

General and administrative expenses	$(513)	$(728)

Restructuring share-based compensation	—	1

Acquisition-related and integration costs	0	1

Contingencies, restructuring and other charges	54	203

Goodwill and intangible asset impairment	—	74

Non-GAAP general and administrative expenses (i)	$(458)	$(451)

(i) Figures presented may not sum precisely due to rounding.

27

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	June 30, 2025	Sept. 30, 2025

Operating income	$485,371	$13,013	$329,302	$484,293	$409,440

Amortization of acquired technology assets	13,915	15,562	14,674	14,404	13,857

Acquisition-related and integration costs	352	549	320	1,042	345

Contingencies, restructuring and other charges	54,102	202,885	77,811	15,844	20,752

Restructuring share-based compensation expense	—	1,434	10,506	95	1,659

Goodwill and intangible asset impairment	—	133,854	—	—	—

Amortization of customer and other acquired intangible assets	34,049	34,593	33,656	33,891	34,133

Adjusted Operating Income	$587,789	$401,890	$466,269	$549,569	$480,186

Adjusted Operating Income margin (%) of gross profit	20%	17%	20%	22%	18%

	TWELVE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024

Operating income	$1,708,406	$892,327

Amortization of acquired technology assets	56,850	68,364

Acquisition-related and integration costs	2,059	49,019

Contingencies, restructuring and other charges	168,509	302,446

Restructuring share-based compensation expense	12,260	8,071

Goodwill and intangible asset impairment	—	133,854

Amortization of customer and other acquired intangible assets	135,729	154,709

Adjusted Operating Income	$2,083,813	$1,608,790

Adjusted Operating Income margin (%) of gross profit	20%	18%

28

Adjusted EBITDA

Unaudited

In thousands

	THREE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Net income attributable to common stockholders	$115,762	$1,946,020	$ 189,872	$538,458	$461,544

Net income (loss) attributable to noncontrolling interests	(206)	(21,351)	(1,150)	(124)	54

Net income	115,556	1,924,669	188,722	538,334	461,598

Share-based compensation expense	293,523	315,532	304,730	297,246	307,721

Restructuring share-based compensation expense	—	1,434	10,506	95	1,659

Depreciation and amortization	96,065	88,878	88,948	92,397	92,119

Acquisition-related and integration costs	352	549	320	1,042	345

Contingencies, restructuring and other charges	54,102	202,885	77,811	15,844	20,752

Goodwill and intangible asset impairment	—	133,854	—	—	—

Interest expense, net	53,781	16,107	17,243	23,687	34,652

Remeasurement loss (gain) on bitcoin investment	234,302	(252,342)	93,351	(212,165)	(59,588)

Other expense (income), net	(4,665)	(28,546)	(8,342)	13,389	(167,150)

Provision for (benefit from) income taxes	86,397	(1,646,875)	38,328	121,048	139,928

Loss on disposal of property and equipment	270	850	1,164	495	617

Acquired deferred revenue and cost adjustment	7	14	13	10	9

Adjusted EBITDA	$929,690	$ 757,009	$ 812,794	$891,422	$832,662

Adjusted EBITDA margin (%) of gross profit	32%	33%	35%	35%	31%

29

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Net income attributable to common stockholders	$115,762	$1,946,020	$189,872	$538,458	$461,544

Net income (loss) attributable to noncontrolling interests	(206)	(21,351)	(1,150)	(124)	54

Net income	115,556	1,924,669	188,722	538,334	461,598

Acquisition-related and integration costs	352	549	320	1,042	345

Contingencies, restructuring and other charges	54,102	202,885	77,811	15,844	20,752

Restructuring share-based compensation expense	—	1,434	10,506	95	1,659

Goodwill and intangible asset impairment	—	133,854	—	—	—

Amortization of intangible assets	47,964	50,154	48,330	48,295	47,990

Amortization of debt discount and issuance costs	4,030	3,868	3,299	2,835	3,335

Loss (gain) on revaluation of equity investments	326	(32,714)	126	(1,582)	(171,126)

Remeasurement loss (gain) on bitcoin investment	234,302	(252,342)	93,351	(212,165)	(59,588)

Loss on disposal of property and equipment	270	850	1,164	495	617

Acquired deferred revenue and cost adjustment	7	14	13	10	9

Income tax expenses (benefits) from deferred tax assets	3,313	(1,909,848)	—	(52,600)	(8,909)

Tax effect of non-GAAP net income adjustments	(58,861)	178,218	(69,371)	44,538	39,933

Adjusted Net Income - basic	$401,361	$301,591	$354,271	$385,141	$336,615

Cash interest expense on convertible notes	271	682	433	267	273

Adjusted Net Income - diluted	$401,632	$302,273	$354,704	$385,408	$336,888

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	606,682	617,481	619,370	612,882	610,199

Diluted	613,737	639,302	635,342	618,928	621,658

Net income per share attributable to common stockholders:

Basic	$0.19	$3.15	$0.31	$0.88	$0.76

Diluted	$0.19	$3.05	$0.30	$0.87	$0.74

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	606,682	617,481	619,370	612,882	610,199

Diluted	615,659	639,302	635,342	618,928	621,658

Adjusted Net Income Per Share: (i)

Basic	$0.66	$0.49	$0.57	$0.63	$0.55

Diluted	$0.65	$0.47	$0.56	$0.62	$0.54

(i) Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include share-based compensation. Prior period amounts have been recast to reflect the updated presentation.

30

Adjusted Net Income and Adjusted EPS, Continued

Unaudited

In thousands, except per share data

	TWELVE MONTHS ENDED

	Dec. 31, 2025	Dec. 31, 2024

Net income attributable to common stockholders	$1,305,636	$2,897,047

Net loss attributable to noncontrolling interests	(1,426)	(30,550)

Net income	1,304,210	2,866,497

Acquisition-related and integration costs	2,059	49,019

Contingencies, restructuring and other charges	168,509	302,446

Restructuring share-based compensation expense	12,260	8,071

Goodwill and intangible asset impairment	—	133,854

Amortization of intangible assets	192,579	223,072

Amortization of debt discount and issuance costs	13,499	14,413

Gain on revaluation of equity investments	(172,256)	(32,245)

Remeasurement loss (gain) on bitcoin investment	55,900	(420,918)

Loss on disposal of property and equipment	2,546	2,634

Acquired deferred revenue and cost adjustment	39	67

Income tax benefits from deferred tax assets	(58,196)	(1,909,848)

Tax effect of non-GAAP net income adjustments	(43,761)	2,854

Adjusted Net Income - basic	$1,477,388	$1,239,916

Cash interest expense on convertible notes	1,244	2,711

Adjusted Net Income - diluted	$1,478,632	$1,242,627

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	612,243	616,993

Diluted	622,838	636,390

Net income per share attributable to common stockholders:

Basic	$2.13	$4.70

Diluted	$2.10	$4.56

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	612,243	616,993

Diluted	622,838	636,390

Adjusted Net Income Per Share: (i)

Basic	$2.41	$2.01

Diluted	$2.37	$1.95

(i) Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include share-based compensation. Prior period amounts have been recast to reflect the updated presentation.

31

Non-GAAP Cash Flow

Unaudited

In millions

	THREE MONTHS ENDED				TRAILING 12 MONTHS

	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Net cash provided by (used in) operating activities	$(798)	$489	$519	$685	$1,707

Less: Purchase of property and equipment	(52)	(32)	(38)	(57)	(154)

Free Cash Flow	$(850)	$457	$481	$628	$1,553

Reversal of:

Changes in settlements receivable	(410)	542	287	(2,407)	(1,948)

Changes in customers payable	134	(466)	(406)	2,192	1,854

Changes in settlements payable	507	7	1	—	8

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(4)

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(7,567)	(6,095)	(6,772)	(7,331)	(29,318)

Proceeds from principal repayments and sales of consumer receivables	7,428	6,825	6,903	7,415	29,922

Warehouse facilities cash flows included within financing activities in the GAAP statements of cash flows:

Proceeds from warehouse facilities borrowings	823	161	159	87	1,256

Repayments of warehouse facilities borrowings	(150)	(791)	(177)	(86)	(1,330)

Non-GAAP Cash Flow (i)	$(86)	$639	$475	$497	$1,994

Net cash provided by (used in) investing activities	$278	$1,042	$(175)	$106	$650

Net cash provided by financing activities	$800	$32	$1,141	$72	$1,953

(i) Figures presented may not sum precisely due to rounding.

32